Exhibit 10.2

BONDS ISSUE AGREEMENT

By and between

Biophytis S.A.

as Issuer

and

Kreos Capital V (UK) LTD.

As Subscriber

September 10th 2018

Table of contents

1.	Definitions and interpretation	4

2.	Issue and subscription	7

3.	Purpose of the Issue	8

4.	Ranking	8

5.	Interest	8

6.	Repayment, purchase and cancellation	9

7.	Taxation	9

8.	Undertakings	10

9.	Events of default	10

10.	Register and certificates	12

11.	Transmission and transfer	13

12.	Procedures for payment	13

13.	Rights of single or multiple Bondholders and Warrant Holders	13

14.	Remedies and waivers	14

15.	Severability	14

16.	Notices	14

17.	Law and jurisdiction	16

List of Appendixes		17

Bonds Issue Agreement

This agreement (hereinafter referred to as the “Agreement” or “Bonds Issue Agreement”) is entered into on September 10th, 2018, by and between:

1.                            Biopthytis S.A., a limited company (société anonyme) incorporated under the laws of France, with a share capital of EUR 2,692,682.60 having its registered office at 14, avenue de l’Opéra — 75001 Paris, France, registered under single identification number 492 002 225 RCS Paris, listed on the Euronext Growth organized multilateral trading facility under ISIN code FR0012816825, represented by Mr. Stanislas Veillet, in his capacity of chief executive officer (Président Directeur Général),

(hereinafter referred to as the “Issuer”)

ON THE FIRST PART

AND

2.                            Kreos Capital V (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 09728300, represented by Mr. Maurizio Petitbon, in his capacity of Director, duly authorised for the purposes hereof;

(hereinafter referred to as the “Subscriber” or “Kreos”)

ON THE SECOND PART

Issuer and Subscriber being hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas

(A)                     The Subscriber is a venture debt provider, the business of which consists in making investments in high technology and life science companies throughout Europe.

(B)                     The Issuer is a French société anonyme, created in 2006, specializing in creating drugs to treat degenerative illnesses associated with aging for which no treatment is available to date. Its most advances programmes relate to sarcopenia (loss of muscle functionality) and age-related macular degeneration (armd).

(C)                     In order to finance the development of the Issuer’s business in general, the Subscriber has agreed to subscribe to an issue of Bonds and Warrants by the Issuer for a nominal amount of up to ten million euros (EUR 10,000,000.00) subject to and upon the terms and conditions of the venture loan agreement entered into between the Parties on the date herof (hereinafter referred to as the “Venture Loan Agreement”).

(D)                     The Parties have agreed upon the terms and conditions of the Issue as set forth herein.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.                            Definitions and interpretation

1.1                     In this Agreement, unless the context otherwise specifically provides, the following expressions shall have the following meanings:

Agreement	shall have the meaning set forth in the preamble;

Bondholder(s)

means the person(s), including the Subscriber and any subsequent person(s) entered in the Register which the Issuer is required to maintain under this Agreement, as holder(s) of Bonds and as may be represented by the bondholders’ representative (représentant de la masse);

Bonds

means the bonds (obligations within the meaning assigned in article 213-5 of the French monetary and financial Code) issued in Euros by the chief executive officer (directeur general) of the Issuer in accordance with this Agreement and decisions of the board of directors (conseil d’administration) of the Issuer dated July 10th 2018 empowering the chief executive officer (directeur general) of the Company to negotiate and enter into a venture loan agreement of EUR 10,000,000 divided into 4 tranches with 10% of warrants (bons de souscription d’actions) and a pledge over business division pursuant to decisions of the Issuer’s general meeting dated June 4th 2018 empowering, through its 8th resolution, the Issuer’s board of directors (conseil d’administration) to issue warrants giving access to the Issuer’s capital;

Business Day	means a day (excepting Saturdays and Sundays) on which banks operate in Paris;

Change of Control	means the de-listing of the Issuer;

Discharge Date

means with respect to any drawdown under any Tranche, the 36th Repayment Date (or such date of actual early payment in case of a Prepayment or acceleration of the Bonds or more generally such earlier date or dates as the same shall become repayable in accordance with this Agreement and/or the Venture Loan Agreement);

Drawdown Date	means with respect to any drawdown under any Tranche, the day on which the Bonds are subscribed and paid up by the Subscriber;

Drawdown Notice	means a notice from Issuer requesting Subscriber to subscribe to Bonds in accordance with this Agreement;

Event of Default	means any of those events set out in Article 9 (Events of Default);

Final Redemption Date	means the date on which all amounts due under the Issue Documents have been unconditionally and irrevocably paid and discharged in full;

First Interest Payment Date	means with respect to any drawdown under any Tranche, the first day of a calendar month being or following the date of drawdown, as specified in the Drawdown Notice;

Interest Payment	means interest payments due by the Issuer to the Subscriber pursuant to this Agreement;

Interest Payment Date	means with respect to any drawdown under any Tranche, the First Interest Payment Date, and then the first Business Day of each subsequent calendar month;

Interest Period

means with respect to any drawdown under any Tranche, a period commencing on and including an Interest Payment Date and ending on the day prior to the next following Interest Payment Date. Every Interest Period shall have a duration of one calendar month, being however specified that (i) in the event any Drawdown Date would not be the First Interest Payment Date, interest will accrue on the period elapsing between the Drawdown Date and the First Interest Payment Date in accordance with the provisions of Article 5.1 and 5.2, and (ii) in the event the Discharge Date is later than the 36th Interest Period, the last Interest Period will commence on the date of the Interest Payment Date immediately preceding the Discharge Date and end on such Discharge Date;

Issue	means the issue of (i) Warrants and (ii) 10,000,000 Bonds carried out by the chief executive officer (directeur général) of the Issuer pursuant to this Agreement;

Issue Documents	has the meaning ascribed to it in the Venture Loan Agreement;

Material Adverse Effect	means a material adverse effect on either the business / or the operations of the Issuer, and its ability to comply with any of its payment obligations under the Agreement;

Person

shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing;

Prepayment	has the meaning ascribed to it in Article 6.3;

Register	has the meaning ascribed to it in Article 10.2;

Repayment Date

means with respect to any drawdown under any Tranche, for the first time, April 1st, 2019 (or, as regards any Tranche drawn under the provisions of clause 2.5, the first Interest Payment Date in, relation to the relevant Tranche), and then subsequent Interest Payment Dates (or the date of any Prepayment or acceleration of the Bonds or more generally such earlier date or dates as the same shall become repayable in accordance with this Agreement and/or the Venture Loan Agreement);

Security Documents

means any document entered into by any person (including subsidiaries, if any) from time to time creating any Security Interest, directly or indirectly, for the obligations of the Issuer under the Venture Loan Agreement;

Security Interest	means any mortgage, charge, assignment, pledge, lien, contractual right of set-off, hypothecation, encumbrance, priority or other security interest or any arrangement which has substantially the same commercial or substantive effect as the creation of security;

Subscriber(s)	means Kreos Capital V (UK) Limited any subsequent Person(s) entered in the securities register which the Issuer under this Agreement is required to maintain, as holder(s) of the Bonds;

Terms and Conditions of the Warrants	means the terms and conditions of the Warrants as set forth in Schedule2.2 (b) hereof;

Tranche(s)	means (i) individually Tranche A, Tranche B, Tranche C and Tranche D and (ii) collectively Tranches A and/or B and/or C and/or D and/or Tranche under Article 2.6;

Tranche A	has the meaning ascribed to it in Article 2.2;

Tranche B	has the meaning ascribed to it in Article 2.3;

Tranche C	has the meaning ascribed to it in Article 2.4;

Tranche D	has the meaning ascribed to it in Article 2.5;

Warrants

means the warrants (bons de souscription d’actions governed by the provisions of article 228-91 of the French commercial Code) issued in Euros by the chief executive officer (directeur general) of the Issuer in accordance with this Agreement and decisions of the board of directors (conseil d’administration) of the Issuer dated July 10th 2018 empowering the chief executive officer (directeur general) of the Company to negotiate and enter into a venture loan agreement of EUR 10,000,000 divided into 4 tranches with 10% of warrants (bons de souscription d’actions) and a pledge business division pursuant to decisions of the Issuer’s general meeting dated June 4th 2018 empowering, through its 8th resolution, the Issuer’s board of directors (conseil d’administration) to issue warrants giving access to the Issuer’s capital.

1.2                     In this Agreement, except as otherwise provided or where clearly inconsistent in the light of the context:

(i)                           words importing the singular include the plural and vice versa;

(ii)                        words denoting gender include every gender;

(iii)                     words denoting persons include bodies corporate or unincorporate;

(iv)                    a section, clause, sub-clause or Appendix is to a section, clause, sub-clause or Appendix, as the case may be, of or to this Bonds Issue Agreement;

(v)                       any provision of a statute shall be construed as a reference to that provision as amended, modified, re-enacted or extended from time to time;

(vi)                    words and expressions in the French language defined in the French Commercial Code (Code de commerce) or the French Monetary and Financial Code (Code monétaire et financier) as amended shall bear the same meanings herein, and

(vii)                 capitalised terms not defined herein shall have the meaning given to them in the Venture Loan Agreement.

1.3                     The headings in this Agreement are for ease of reference only and shall not affect the construction of this Agreement.

1.4                     Should any conflicts occur between this Agreement and any of the Issue Documents, the Parties agree that the Venture Loan Agreement’s provisions shall prevail.

2.                          Issue and subscription

2.1                     The Bonds shall be issued, in four Tranches, by the Issuer in registered form exclusively reserved to the Subscriber, for a maximum nominal amount of ten million Euros (EUR 10,000,000), with a par value of one Euro (EUR 1.00) per Bond as decided by the Issuer’s chief executive officer (directeur general) in accordance with article L.228-40 of the French commercial Code (Code de commerce) and article L. 411-2 II 2 of the French Monetary and Financial Code (Code monétaire et financier). The Bonds will confer rights to the Subscriber and any subsequent Bondholder as from their subscription.

2.2                     Tranche A

Subscriber will subscribe to a first tranche (the “Tranche A”) of (i) two millions fifty-seven thousand five hundred twenty-three (2,057,523) Bonds and (ii) four hundred forty-two thousand four hundred seventy-seven (442,477) Bonds with Warrants attached, in one single drawdown, subject to the deliveries set forth in Article 3 of the Venture Loan Agreement, pursuant to a Drawdown Notice in accordance with the template attached as Appendix 2.2 (a) hereto. Warrants, having the characteristics described in Appendix 2.2 (b), shall be attached to the Tranche A. Upon issuance, the Warrants shall be detached from the Tranche A Bonds.

2.3                     Tranche B

Subscriber will have the possibility, at Issuer’s request, to subscribe to a second tranche (the “Tranche B”) of two million five hundred thousand (2,500,000) Bonds in one single drawdown of EUR 2,500,000, subject to the conditions precedent set forth in Article 4 of the Venture Loan Agreement pursuant to a Drawdown Notice in accordance with the template attached as Appendix 2.2 (a) hereto.

2.4                     Tranche C

Subscriber will have the possibility, at Issuer’s request, to subscribe to a third tranche (the “Tranche C”) of two million five hundred thousand (2,500,000) Bonds in one single drawdown of EUR 2,500,000, subject to the conditions precedent set forth in Article 4 of the Venture Loan Agreement pursuant to a Drawdown Notice in accordance with the template attached as Appendix 2.2 (a) hereto.

2.5                     Tranche D

Subscriber will have the possibility, at Issuer’s request, to subscribe a fourth tranche (the “Tranche D”) to two million five hundred thousand (2,500,000) Bonds in one single drawdown of EUR 2,500,000, subject to the conditions precedent set forth in Article 4 of the Venture Loan Agreement pursuant to a Drawdown Notice in accordance with the template attached as Appendix 2.2 (a) hereto.

2.6                     In the event one or several of the Tranches has not been drawn by Issuer during their availability period, the Issuer may defer the drawdown of one single undrawn Tranche, subject to the deliveries and conditions precedent set forth in Articles 3 and 4 of the Venture Loan Agreement, and draw such Tranche in a single drawdown, at any time from and subject to the cumulative fulfilment of such deliveries and conditions between April 1st, 2019 and June 30st, 2019, pursuant to a Drawdown Notice in accordance with the template attached as Appendix 2.2 (a) hereto.

2.7                     Subscription of the Bonds and Warrants will be wholly paid up by the Subscriber, by bank transfer, to the following account:

Banque NEUFLIZE OBC

3, avenue Hoche

75008 Paris, France

IBAN : FR76 3078 8001 0008 7421 1000 162

BIC : NSMBFRPPXXX

Concurrently with such transfer, the Subscriber shall send to the Issuer a subscription form in the form of Appendix 2.7 hereto.

3.                          Purpose of the Issue

3.1                     The Issuer shall apply the proceeds of Tranche A, Tranche B, Tranche C and Tranche D towards general working capital purposes, and agrees that it will not use the whole or any part of the proceeds of the Issue in contravention of any applicable law.

3.2                     Without prejudice to the above, the Subscriber shall not be under any obligation to concern itself with the application of the proceeds of the Issue.

4.                            Ranking

Each of the Bonds shall rank pari passu equally and rateably inter se without any discrimination or preference and as direct, unconditional, unsubordinated obligations, secured as set out in the Security Documents, being specified any existing loans between the Issuer and any Subsidiary (as defined in the Venture Loan Agreement) will be subordinated to and rank after the rights and interests created by the Issuer in favour of the Bondholder(s) under the Issue Documents.

5.                          Interest

5.1                     Interest on each drawdown under each Tranche shall accrue on the principal moneys outstanding on the relevant Bonds at a fixed interest rate of ten per cent (10.00%) per annum, payable in cash, in a number of instalments equal to thirty six, increased by the number of Interest Periods elapsed between the First Interest Payment Date and March 31st, 2019, as set out in the payment schedule attached as Appendix 5.1, commencing with fixed interest payments until March 31st, 2019, and followed by thirty six (36) decreasing interest payments based on a 3.2001 % repayment rate on the outstanding nominal and interest, as set out in column 8 (Interest) of the payment schedule attached as Appendix 5.1.

5.2                     In the event that the drawdown on a Tranche is deferred in accordance with the provisions of clause 2.6, no fixed interest payments shall be due and the interest shall be payable at a fixed interest rate of ten per cent (10.00%) per annum on thirty-six (36) decreasing interest payments based on a 3.2001 % repayment rate on the outstanding nominal and interest, as set out in column 8 (Interest) of the payment schedule attached as Appendix 5.1. starting on the First Interest Payment Date pertaining to such deferred Tranche.

5.3                     In both of the situations set out in clause 5.1 and 5.2, in the event any amount is drawn prior to the first day of any month, interest shall accrue on moneys outstanding as of their effective transfer date to Issuer until the First Interest Payment date (on the basis of a daily 1/30th of the monthly fixed interest payment set out in clause 5.1) and shall be paid by way of set-off with the funds to be transferred by Subscriber to Issuer.

5.4                     Interest shall be paid in respect of each Interest Period on each Interest Payment Date. To the extent interest is not paid for at least one (1) year on any Interest Payment Date, further interest shall accrue on any such interest not so paid in accordance with Article 1343-2 of the French Civil Code (Code civil) at the rate specified in Article 5.7 hereunder. Interest shall be calculated on the basis of a three hundred and sixty-five (365) day year and shall be deemed to accrue on the Bonds from day to day.

5.5                     Each interest payment shall be made to the Subscriber(s), on each Interest Payment Date before 11.00 AM Paris time, and the Subscriber shall be deemed, for the purposes of this Agreement, to be the holder, on such date for payment of interest, of the Bonds held by him on such preceding date notwithstanding any intermediate transfer or transmission of any such Bonds.

5.6                     Interest on the principal moneys outstanding on any Bonds becoming liable to repayment under any provision hereof shall cease to accrue as from the due date for repayment of such principal moneys unless repayment of any such principal moneys and/or payment of any such interest is not effected in which event interest shall continue to accrue at the rate specified in Article 5.7 on the amount which remains unpaid until actual payment in full of such principal moneys and interest is made.

5.7                     Should the Issuer fail to pay any outstanding nominal sum (including the amount payable by Issuer under clause 10.4 of the Venture Loan Agreement) on its due date for payment under this Agreement, the Issuer shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate which shall be the higher of (i) three times the legal interest rate and (ii) the sum of (a) three per cent (3%) per annum and (b) the interest rate set out under Article 5.1 above.

6.                          Repayment, purchase and cancellation

6.1                     For each Tranche, the Issuer shall repay the Bonds at their principal amount on a monthly basis, in thirty-six (36) increasing repayments, being specified that each instalment is due in advance, on each Repayment Date in accordance with the payment schedule attached as Appendix 5.1, the last repayment from the Issuer having to occur on the 35th Interest Payment Date as an effect of clause 6.5.

6.2                     The repayments shall be made net to Subscriber pursuant to Article 7.

6.3                     The Issuer shall have the right, at any time but with no less than thirty (30) days prior notice to Subscriber, to prepay or purchase the Bonds, exclusively in whole (a “Prepayment”). The Prepayment shall be equal to (i) the principal outstanding amount under the Issue, plus (ii) the sum of all interest repayments which would have been paid throughout the remainder of the term of the relevant Tranche discounted by ten percent (10.00%) per annum. A discount calculation example is attached as Appendix 6.3 hereto.

6.4                     Any Bonds repaid or purchased by the Issuer shall be cancelled and the Issuer shall not be entitled to keep the same alive for the purposes of re-issue or to re-issue the same.

6.5                     Notwithstanding any contrary provision in this Agreement, the last instalment (including principal and interest) under each Tranche shall be paid by Issuer in advance, by way of set-off with the funds to be transferred by Subscriber to Issuer on each Drawdown Date, as a deposit to be held by Subscriber and applied in or towards payment of the last monthly repayment.

7.                          Taxation

7.1                     The Subscriber being established outside the Republic of France, interest and other revenues in respect of the Bonds benefit under present law from the exemption provided for in Article 131 quarter and Article 125 A III of the French General Tax Code (Code Général des Impôts) from withholding tax. Accordingly, such payments do not give right to any tax credit under any French tax law.

7.2                     The Subscriber shall provide Issuer with the tax residence statement as may be required by French tax authorities in order for the Issuer to rely on the exemption mentioned in Article 7.1.

7.3                     Except where directly caused by the Subscriber (including the change of tax residence, absence of delivery of the tax residence statement referred to in Article 7.2), in the event that it is required that payments of principal or interest in respect of the Bonds be subject to withholding or deduction in respect of any taxes or duties whatsoever (a “Tax Deduction”), the Issuer will pay such additional amounts as may be necessary so that the Subscriber, after such withholding or deduction, receive the full amount due to the Subscriber. For that purpose, the amount of interest due to the Subscriber shall be increased in order that the net amount received by the Subscriber after the required withholding or deduction shall equal the amount that would have been received, had such withholding or deduction not been made, it being specified that no additional payment shall be made should the Subscriber benefit from a reimbursement of such Tax Deduction.  The provisions of this Article 7.3 shall not apply if (i) any regulation applicable in the country of residence of the Issuer prohibits the Issuer from assuming the charge of the Tax Deduction, and/or (ii) the Tax Deductions which represent a tax credit, or can be used as a deduction or offset against the Subscribers’ tax.

7.4                     However, no such additional amounts shall be payable with respect to any Bond to the Subscriber (or to a third party on behalf of the Subscriber) who is liable to such taxes or duties in respect of such Bond by reason of his having some connection with the Republic of France other than merely being the holder of the Bond — to be clarified.

8.                          Undertakings

The Issuer undertakes with the Subscriber that, from the date of this Agreement and for so long as any amount is or may be outstanding under this Agreement, it shall comply with the commitments set forth in Article 5 (Commitments) of the Venture Loan Agreement.

9.                          Events of default

Each of the following events, facts or circumstances constitutes an Event of Default:

9.1                     Non-payment

The Issuer fails, after being notified by the Subscriber, to pay in full on the due date any sum due from it under this Agreement in the currency and in the manner specified in this Agreement save where such payment is made within five (5) Business Days of the due date and such failure is solely due to an administrative or systems error in the transmission of funds;

9.2                     Breach of financial information obligations

The Issuer fails to duly perform or comply with any of the financial information obligations expressed to be assumed by it in Article 5.2 of the Venture Loan Agreement and where such non-performance or non-compliance is capable of remedy, has not been remedied within ten (10) Business Days of the notice of that breach by the Subscriber to the Issuer;

9.3                     Breach of other obligations

The Issuer fails to duly perform or comply with any other material obligation expressed to be assumed by it in any of the Issue Documents to which it is a party and where such non-performance or non-compliance, is capable of remedy, has not been remedied within ten (10) Business Days of the notice of that breach by the Subscriber to the Issuer;

9.4                     Breach of ranking obligations

The Issuer is in breach of the ranking obligations under Article 4.1.8 (Commitments) of the Venture Loan Agreement and/or Article 4 (ranking) of this Agreement.

9.5                   Cross-default

Any indebtedness of the Issuer exceeding two hundred and fifty thousand euros (€1250,000), including, but not exclusively, as a result of any loan taken out, any bond agreement entered into, or any lease agreement entered into as the lessee, is not paid when due or within any applicable grace period, any indebtedness of the Issuer is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default, or any creditor or creditors of the Issuer become entitled to declare indebtedness of the Issuer, due and payable before its specified maturity as a result of an event of default, except where (i) such event of default results from a breach of its obligations by a business counterparty or (ii) a business counterpart is a provider of the Issuer, and the absence of payment is made in the ordinary course of business and does not exceed five (5) Business Days;

9.6                     Insolvency

If and when applicable, the Issuer is unable to pay its debts as they fall due, with its available assets (“état de cessation des paiements”) or otherwise admits its inability to pay its debts as they fall due, or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness, or makes a general assignment for the benefit of, or a composition with, its creditors, whether or not through the appointment of an administrator (“administrateur judiciaire” ou “liquidateur judiciaire”), in the framework of a conciliation or safeguard procedure.

9.7                     Cessation of business

If the Issuer ceases to carry on the business it carries on at the date hereof as mentioned in section (B) of the preamble hereof, or enters into any new business that is not directly related to such business;

9.8                     Change of control

Unless otherwise agreed by the Subscriber, which opinion shall be delivered within ten (10) Business Days from the receipt by the Subscriber of a notification informing him of the potential Change of Control and the circumstances thereof, there is a Change of Control of the Issuer;

9.9                     Validity of agreement

At any time any act, condition or thing required to be done, fulfilled or performed by it in order:

(i)	to enable the Issuer lawfully to enter into, exercise its rights under or perform the obligations expressed to be assumed by it in the Issue Documents to which it is a party;

(ii)	to ensure that the obligations expressed to be assumed by the Issuer in the Issue Documents to which it is a party are and remain legal, valid and binding;

(iii)	to make the Issue Documents to which it is a party admissible in evidence in France;

is not done, fulfilled or performed within any time available to ensure compliance with the same;

9.10              Unlawfulness

If, at any time it is or becomes unlawful for the Issuer to perform or comply with any or all of its material obligations under the Issue Documents or if any of the material obligations of the Issuer under the Issue Documents are not, or cease to be, legal, valid and binding;

9.11              Material adverse change

The occurrence of any facts, circumstances event which have or which can reasonably be considered as likely to have a Material Adverse Effect (including (i) any payment default or event or circumstance occurs which, with the giving of notice, lapse of time, determination of materiality, the fulfillment of any other applicable condition or any combination of the foregoing constitutes a default (howsoever described) under any contract (including, without limitation, any leasing contracts) to an extent or in a manner which will have or which can reasonably be considered as likely to have a Material Adverse Effect, or (ii) any litigation, arbitration or administrative proceedings are commenced which give grounds in the reasonable opinion of an independent lawyer appointed by both parties for belief that a Material Adverse Effect will result there from); it being understood that as from the day the notice of that circumstance is given by the Subscriber to the Issuer, a ten (10) Business Day period of grace during which the Subscriber does not seek the repayment of the sums owed by the Issuer under the Issue Documents nor enforce any of its Security Interest is then granted to the Issuer in order for him, or as the case may be, its shareholders, either (i) to organize the repayment of these sums or (ii) to take all necessary actions which in the sole reasonable opinion of the Subscriber are of nature to enable the Issuer to continue to perform the Agreement in all its material provisions until the Final Redemption Date;

9.14            Occurrence of an Event of Default

In case an Event of Default has occurred, or, in the event remedial periods are provided herein, is continuing after such remedial periods has elapsed, the Subscriber may notify such Event of Default to the Issuer and at its discretion, decide that all moneys outstanding under the Bonds shall become immediately repayable and all interest accrued but unpaid shall become immediately payable, together with any other sums then owed by the Issuer under any Issue Documents, subject to Subscriber (or in case of a “masse”, the Subscribers representative) giving written notice to the Issuer to that effect no sooner than five (5) Business Days from notification of the Event of Default, provided, where such Event of Default may be remedied, that has not been remedied to the reasonable satisfaction of the Subscriber.

10.                     Register and certificates

10.1              The Issuer shall at all time keep at its registered office an accurate register of the Bonds (the “Register”) in accordance with provisions of article L. 228-1 al. 6 of the French commercial Code (Code de commerce) or have such Register duly held by an authorised agent.

10.2              The Issuer shall at all time ensure that the Register shows in accordance with French law:

(i)                           All transfers, redemption and changes of ownership in respect of the Bonds;

(ii)                        The names and addresses of all Bondholders.

The Issuer shall at all time ensure that the Register is available to the Bondholders for inspection, provided that the Bondholders give the Issuer reasonable prior notice in writing.

10.3              Any Bondholder and any Warrant Holder shall be entitled to receive free of charge, upon written request sent to the Issuer, a securities account statements showing evidence of the ownership of the Bonds held by him and one copy of the Agreement.

11.                     Transmission and transfer

11.1              The Bonds shall not be transferrable by the Subscriber, except (i) with the prior written consent of the Issuer or (ii) to an entity controlled by the Subscriber (within the meaning of control as defined in article L. 233-3 of the French Commercial code) or (iii) as part of a transfer of the Bondholder’s global asset portfolio of securities or of the healthcare branch of such portfolio of securities. Transfers of the Bonds shall be effected by an instrument in writing in the usual common form signed by the transferor and shall be notified to the Issuer at the latest thirty (30) Business Days prior to the transmission or transfer. Such notice shall include the specific identity of the transmittee(s) or transferee(s) and, the identity of the controlling shareholder(s), and a confirmation from the transmittee(s) or transferee(s) of its adhesion to the terms of this Agreement.

11.2              Every instrument of transfer must be left at the Issuer’s registered office accompanied by the transfer form of the Bonds to be transferred to prove the title of the transferor or his right to transfer the Bonds and, if the instrument shall be executed by some other person on behalf of the transferor, the authority of that person so to do.

11.3              To be effective vis-à-vis the Issuer and third parties, any transfer of Bonds shall be registered in the Register kept by the Issuer and the transferor of any Bonds shall be deemed to be the holder of such Bonds until the name of the transferee is entered into the securities accounts in respect thereof. The Issuer shall, within ten (10) Business Days of receipt of documents reasonably necessary to effect a transfer of the Bonds, enter the name of the transferee in the Register.

11.4              No fee may be charged to the Subscriber upon subscription of the Bonds and in connection with the initial registration of the Bonds or other document relating to or affecting the original title to any Bonds.

11.5              Any transferee that becomes a Bondholder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations arising under this Agreement as regards Bonds.

11.6              The Bonds shall not be offered to the public for subscription or purchase and shall not be capable of being dealt in on any stock exchange and no application shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Bonds.

12.                     Procedures for payment

Any principal, interest or other moneys repayable or payable hereunder on or in respect of any Bonds may be paid by transfer to the bank account designated in writing by the Subscriber.

At the time of Issue, this account shall be:

Bank Name:	SVB
Account Name:	Kreos Capital V (UK) Ltd
IBAN:
SWIFT:

13.                     Rights of single or multiple Bondholders and Warrant Holders

13.1              For as long as the Subscriber is single, it shall exercise under its own name, all rights and powers reserved by the French Commercial Code (Code de commerce) to the “Masse” under the meaning of Article L. 228-46 of the French Commercial Code (Code de commerce) and to Bondholder’s meetings notably for events referred to in Article L. 228-65 of the French commercial Code, as regards the holding of Bonds.

13.2              All Bonds issued after the first Tranche, if any, shall be assimilated to the Bonds of the first Tranche and the holders of such Bonds shall be regarded as Bondholder(s) within the meaning of this Agreement and the Venture Loan Agreement and shall form part of the same Masse. For the avoidance of doubt, the holder(s) of the Warrants, after they have been detached from the Bonds, shall not form part of the same Masse.

13.3              As soon as the Bonds are held by more than one holder, the rights of several Bondholders will be governed, in addition to this Agreement, by the provisions of the French commercial Code (Code de commerce), applicable to the Masse.

14.                     Remedies and waivers

14.1              No failure, delay or other relaxation or indulgence on the part of the Subscriber to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

14.2              All rights of the Subscriber contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to the other Issue Documents, common law or statute.

14.3              Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Issue Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

15.                     Severability

15.1              Each of the provisions of this Agreement and any Issue Document is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

15.2              In such case, the Issuer shall do its best effort take appropriate actions to replace such provision with an economically equivalent provision which is valid, legal and enforceable, such commitment being, for the avoidance of doubt, a material commitment.

16.                     Notices

16.1              All notices, demands or other communications under or in connection with this Agreement may be given by letter, facsimile or other comparable means of communication addressed to the person at the address identified with its signature below.

To Issuer:	Biophytis S.A.
A l’attention de Monsieur Stanislas Veillet
Président Directeur Général
and Monsieur Jean-Christophe Montigny
Directeur administratif et financier
14, avenue de l’Opéra
75001 Paris

E-mail: stanislas.veillet@biophytis.com and jc.montigny@biophytis.com

With copy (for information purposes) to:

Monsieur Marc Fredj
Avocat associé
Reed Smith LLP
112, avenue Kléber
75116 Paris

E-mail: mfredj@reedsmith.com
Fax: 01.76.70.41.19

To Subscriber:	Kreos Capital V (UK) Ltd.
To the attention of Mr. Maurizio Petitbon
5th Floor, 25-28 Old Burlington Street
London W1S 3AN
United Kingdom

Email: maurizio@kreoscapital.com
Fax: +44 20 7409 1034

With copy (for information purposes) to:

Monsieur Laurent Cavallier
Avocat associé
Reinhart Marville Torre
58, avenue Kleber
75116 Paris

E-mail: cavallier@rmt.fr
Fax: +33 (0)1 53 96 04 20

16.2              Any such communication will be deemed to be given as follows:

(i)	if personally delivered, at the time of delivery, as documented by a receipt;

(ii)

if by letter, on the date entered by the addressee on the receipt in the case of delivery by hand or on the date when delivery is first attempted in the case of a recorded delivery letter with acknowledgement of receipt; and

(iii)	if by facsimile transmission or comparable means of communication during the business hours of the addressee then on the day of transmission, otherwise on the next following Business Day.

16.3              In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or in the case of facsimile transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

17.                     Law and jurisdiction

17.1              This Agreement is governed by and shall be construed in accordance with French law.

17.2              Any dispute concerning the validity, interpretation or performance of this Agreement will be submitted to the Tribunal de commerce (commercial court) of Paris.

Executed in Paris

in two (2) originals

On September 10th, 2018

/s/ Stanislas Veillet	/s/ Maurizio Petitbon
Biophytis S.A.	Kreos Capital V (UK) Limited
Mr. Stanislas Veillet	Mr. Maurizio Petitbon

List of Appendixes

Appendix 2.2 (a)	Template Drawdown Notice

Appendix 2.2 (b)	Terms and conditions of the Warrants

Appendix 2.7	Template subscription form

Appendix 5.1	Amortization and repayment schedule

Appendix 6.3	Prepayment discount example